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                                                                    EXHIBIT 99.6

                           PHANTOM MLP UNIT AGREEMENT


         This Agreement is made by and between Plains Holdings Inc., formerly known as Plains All American Inc. (the "Company"), and Tim Moore (the "Grantee").

         WHEREAS, the Grantee holds unvested stock options (the "Unvested Options") with respect to common stock of Plains Resources Inc. granted to him pursuant to the Plains' 1996 Stock Incentive Plan (the "1996 Plan"); and

         WHEREAS, the Grantee will become an employee of Plains All American GP LLC (the "GP LLC") and such Unvested Options shall terminate; and

         WHEREAS, the Company desires to grant the Grantee Phantom MLP Units with tandem DERs to replace the Unvested Option;

         NOW, THEREFORE, in consideration of these premises and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Grant. The Company hereby grants to the Grantee 11,619 Phantom MLP Units with an equal number of tandem distribution equivalent rights ("DERs"). A Phantom MLP Unit is a right to receive, upon vesting as provided below, a subordinated unit of Plains All American Pipeline, L.P. (the "MLP") (or, to the extent such subordinated units have been converted into common units, in common units of the MLP ("Units")). A tandem DER is a right to receive an amount in cash equal to the distributions made by the MLP with respect to a Unit during the period beginning on June 30, 2001 and ending on the later of the date the tandem Phantom MLP Unit becomes vested or paid, as provided below.

         2. Terms of Phantom MLP Units/DERs.

                  (a) Subject to the further provisions below, the Phantom MLP Units will become vested (payable) as follows:

                                                 Units                    Vesting Date
                                                 -----                    ------------
                                        (i)      3,873                       4/17/02

                                        (ii)     3,873                       4/17/03

                                        (iii)    3,873                       4/16/04


                  (b) In the event of the Grantee's termination of employment with the GP LLC and its affiliates for any reason other than his death or a "disability", as defined in the 1996 Plan ("Disability"), all of his then outstanding Phantom MLP Units


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                  granted pursuant to this Agreement and not then vested shall automatically be forfeited unpaid as of the Grantee's date of termination.

                  (c) In the event of the Grantee's termination of employment with the GP LLC and its affiliates due to his death or Disability, all of his Phantom MLP Units shall immediately vest.

                  (d) Vested Phantom MLP Units will be paid on each vesting date. "Paid" or "payment" refers to transfer of record ownership.

                  (e) Tandem DERs with respect to the Phantom MLP Units will be credited (without interest), as of the record date of any distribution made by the MLP, to a ledger account (the "DER Account") for the benefit of the Grantee and upon payment of any vested Phantom MLP Units (including any vested units withheld pursuant to Section 3 below), the amounts then credited to the DER Account with respect to such vested units will be paid to the Grantee in cash. Any amount credited to the DER Account with respect to unvested MLP Phantom Units will be forfeited if and at the time such tandem MLP Phantom Units are forfeited.

                  (f) The Phantom MLP Units and tandem DERs may not be assigned, pledged, encumbered or alienated in any manner by the Grantee, other than by will or the laws of descent and distribution.

         3. Taxes. Upon the payment of the Phantom MLP Units and DERs, the Company will cause all taxes due as required by applicable law to be withheld. The Grantee may elect to have such taxes and any additional taxes withheld by withholding a number of Units otherwise payable to the Grantee.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of June 30, 2001.



                                          PLAINS HOLDINGS INC.

                                          F/K/A PLAINS ALL AMERICAN INC.



                                          By
                                             -----------------------------------



                                          GRANTEE


                                          --------------------------------------
                                          Tim Moore


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